FOR IMMEDIATE RELEASE:

September 13, 2006

MuniMae to Restate Consolidated Financial Results

BALTIMORE – Municipal Mortgage & Equity, LLC (NYSE: MMA), announced today that it will restate its previously filed consolidated financial statements for the three month period ended March 31, 2006 as well as for the years ended December 31, 2005, 2004, and 2003. The restatement will not impact cash available for distribution, a supplemental non-GAAP performance measure reported by the Company in addition to net earnings, in any period, or the Company’s ability to pay future distributions to common shareholders.

In connection with previously announced efforts to improve its financial reporting processes, the Company identified the need to record adjustments for errors related primarily to three main areas: accounting for syndication fees, accounting for equity commitments related to affordable housing projects and the classification of cash received from investors in guaranteed tax credit equity funds. These items are more fully discussed in a Form 8-K that was filed by the Company today.

As a result of the efforts described above, the Company does not expect to file its Form 10-Q for the quarterly period ended September 30, 2006 within the required timeframe. As previously announced, the Company intends to host a conference call to discuss its financial results for the first half of 2006 and its outlook for the future subsequent to the filing of its report for the quarterly period ended June 30, 2006. The Company is working toward filing its Form 10-Q for the quarterly period ended June 30, 2006 as soon as possible. Also today, the Company reaffirmed its performance objectives for 2006 in light of the fact that it has not hosted a conference call to discuss financial results since April 12, 2006.

About MuniMae

MuniMae and its subsidiaries arrange debt and equity financing for developers and owners of real estate and clean energy projects. The Company also provides investment management and advisory services for institutional investors. Assets under management exceed $16 billion including investments in over 3,000 multifamily properties, containing 330,000 units in 49 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

MuniMae is organized as a limited liability company, which allows it to combine the limited liability, governance and management characteristics of a corporation with the pass-through income features of a partnership. As a result, the tax-exempt income derived from certain investments remains tax-exempt when passed through to shareholders. Distributions to shareholders are normally declared quarterly.

Statements in this press release that are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of such statements in this press release include our anticipated filing dates and our anticipated performance objectives. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company’s expectations include completion of the audit of our financial statements, completion of pending investments, continued ability to originate new investments, the mix of business between tax-exempt and taxable activities, the availability and cost of capital for future investments, competition within the finance and real estate industries, economic conditions, loss experience and other risks detailed from time to time in the Company’s SEC reports. This press release does not constitute an offer to sell any securities of the Company or any other entity.

MUNIMAE: INTEGRITY. INNOVATION. SERVICE.
www.MuniMae.com

For more information:
Timothy J. Lordan, Vice President, Investor Relations
888/788-3863